Exhibit 4.2

LOUISIANA-PACIFIC CORPORATION

as Issuer

and

THE GUARANTORS PARTY HERETO

13% SENIOR SECURED NOTES DUE 2017

INDENTURE

DATED AS OF MARCH 10, 2009

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

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ARTICLE XI

APPLICATION OF TRUST MONIES

SECTION 11.1	Collateral Account.	75
SECTION 11.2	Withdrawal of Net Loss Proceeds in Connection with Reinvestments.	75
SECTION 11.3	Withdrawal of Net Cash Proceeds in Connection with Reinvestments.	76
SECTION 11.4	Withdrawal of Net Cash Proceeds to Fund an Asset Sale Offer or Net Loss Proceeds to Fund an Event of Loss Offer or Release Following an Asset Sale Offer or Event of Loss Offer.	77
SECTION 11.5	Investment of Trust Monies.	77
SECTION 11.6	Application of other Trust Monies.	78

ARTICLE XII

NOTE GUARANTEES

SECTION 12.1	Note Guarantees.	78
SECTION 12.2	Execution and Delivery of Note Guarantee.	79
SECTION 12.3	Severability.	79
SECTION 12.4	Limitation of Guarantors’ Liability.	79
SECTION 12.5	Guarantors May Consolidate, Etc., on Certain Terms.	80
SECTION 12.6	[Internationally Omitted].	81
SECTION 12.7	Release of a Guarantor.	81
SECTION 12.8	Benefits Acknowledged.	81
SECTION 12.9	Future Guarantors.	81

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1	TIA § 318(c).	81
SECTION 13.2	Notices.	81
SECTION 13.3	Communication by Holders of Notes with Other Holders of Notes.	82
SECTION 13.4	Certificate and Opinion as to Conditions Precedent.	83
SECTION 13.5	Statements Required in Certificate or Opinion.	83
SECTION 13.6	Rules by Trustee and Agents.	83
SECTION 13.7	No Personal Liability of Directors, Officers, Employees and Stockholders.	83
SECTION 13.8	Governing Law.	83
SECTION 13.9	No Adverse Interpretation of Other Agreements.	84
SECTION 13.10	Successors.	84
SECTION 13.11	Severability.	84
SECTION 13.12	Counterpart Originals.	84
SECTION 13.13	Table of Contents, Headings, Etc.	84
SECTION 13.14	Acts of Holders.	84
SECTION 13.15	Security Documents	85

EXHIBITS

Exhibit A	FORM OF 13% SENIOR SECURED NOTE	A-1
Exhibit B	FORM OF NOTATIONAL GUARANTEE	B-1
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A	C-1
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S	D-1

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This Indenture, dated as of March 10, 2009, is by and among Louisiana-Pacific Corporation, a Delaware corporation (the “Company” or the “Issuer”), the Guarantors (as defined herein) and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity and not in its individual capacity, the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Issuer’s 13% Senior Secured Notes due 2017 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1	Definitions.

“ABL Facility Collateral Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Credit Agreement in effect on the Issue Date, and its successors and/or assigns in such capacity.

“ABL Obligations” means the Debt and other Obligations which are secured by a Lien on the Collateral permitted by clause (b) of the definition of “Permitted Liens”.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Accreted Value” means as of any date (the “Specified Date”), with respect to each $1,000 principal amount at maturity of the Notes: (1) if the Specified Date is one of the following dates (each, a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$750.00
March 15, 2009	$750.28
September 15, 2009	$757.45
March 15, 2010	$765.32
September 15, 2010	$773.94
March 15 , 2011	$783.40
September 15, 2011	$793.76
March 15, 2012	$805.12
September 15, 2012	$817.57
March 15, 2013	$831.22
September 15, 2013	$846.19
March 15, 2014	$862.59
September 15, 2014	$880.57
March 15, 2015	$900.28
September 15, 2015	$921.89
March 15, 2016	$945.57
September 15, 2016	$971.54
March 15, 2017	$1,000.00

; and (2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of:

(A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and

(B) an amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days elapsed from, but not including, the immediately preceding Semi-Annual Accrual Date to the Specified Date, calculated on a basis of a 360-day year comprised of twelve 30-day months, and the denominator of which is 180 days, except for the period from the Issue Date to the first Semi-Annual Accrual Date immediately succeeding the Issue Date, which is 5 days.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agent” means any Registrar, Paying Agent (so long as Trustee serves in such capacity) or co-registrar.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding Accreted Value of the Note; and

(2)	the excess of:

(a) the present value at such redemption date of (i) the Redemption Price of the Note at March 15, 2013 (such Redemption Price being set forth in the table appearing in Section 3.7(c)) plus (ii) all required interest payments due on the Note through March 15, 2013 (excluding accrued but unpaid interest), in each case, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding Accreted Value of the Note.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition by the Company or any of its Restricted Subsidiaries (including, without limitation, dispositions pursuant to any consolidation or merger in which the Company or such Restricted Subsidiary is not the continuing or surviving Person) to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Equity Interests in another Person (other than Equity Interests in the Company or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(ii) any other property or assets (other than in the ordinary course of business, including any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business);

provided, however, that the term “Asset Sale” shall exclude:

(a) any transaction or series of transactions permitted by Section 5.1 that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of Equity Interests, property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one (1) or related series of transactions $25.0 million;

(c) transfers, sales or other dispositions of (i) cash, (ii) Cash Equivalents or (iii) other Investments in existence on the Issue Date that are properly characterized under GAAP as cash and cash equivalents, short-term investments, restricted cash or long-term investments;

(d) transfers, sales or other dispositions of interests in Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) transfers, conveyances, sales, leases or other dispositions of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(h) any trade-in of equipment in exchange for other equipment in the ordinary course of business;

(i) the creation of a Lien (and the exercise of any power of sale or other remedy thereunder) otherwise than in contravention of Section 4.12;

(j) leases or subleases in the ordinary course of business of the Company and its Subsidiaries to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise not prohibited under this Indenture;

(k) transfers, conveyances, sales, leases or other dispositions (i) by a Restricted Subsidiary to the Company or (ii) by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(l) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(m) licensing of intellectual property in the ordinary course of business;

(n) transfers, sales or other dispositions of accounts receivable, or a fractional undivided interest therein, by a Receivables Subsidiary in a Qualified Receivables Transaction;

(o) transfers, sales or other dispositions of accounts receivable to a Receivables Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 90% of the Fair Market Value thereof (for the purposes of this clause (o), Purchase Money Notes will be deemed to be cash);

(p) the transfer, sale or other disposition of the property and assets located at 600 Rue Forex, St. Michel des Saints, Quebec, Canada; or

(q) the transfer, sale or other disposition of the property and assets located at 219 U.S. Highway 20W, Middlebury, Indiana.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, as now in effect or hereafter amended.

“Board of Directors” means (i) with respect to the Company, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Restricted Subsidiary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means any obligation that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.

“Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one (1) year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two (2) years after date of acquisition and that the Average Life of all such Investments is one (1) year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-1 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company, provided that such commercial paper has one of the two (2) highest ratings obtainable from either S&P or Moody’s and matures within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, including the applicable legend or legends set forth in Exhibit A.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becoming the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company; or

(ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election to the Company’s Board of Directors or whose nomination for election by the equityholders of the Company was approved by a majority of the members of the Company’s Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(iii) the Company or any Restricted Subsidiary sells, conveys, transfers or leases (either in one (1) transaction or a series of related transactions) all or substantially all of the Company’s and its Restricted Subsidiaries’ assets (determined on a consolidated basis) to any Person other than the Company or a Restricted Subsidiary of the Company, or the Company merges or consolidates with, a Person other than a Restricted Subsidiary of the Company (unless the equityholders of the Company immediately prior to such merger or consolidation control, directly or indirectly, more than 50% of the Voting Interests in the surviving or successor Person immediately following such merger or consolidation).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” shall mean, collectively, “Collateral” (as such term is defined in the Security Agreement), any “Mortgaged Property” (as defined in the Security Agreement), all “Pledged Securities” (as defined in the Security Agreement) and “Pledged Securities” as defined in the Special Pledge Agreement and all other property subject or purported to be subject from time to time to a lien under any Security Document.

“Collateral Account” means the collateral account established pursuant to this Indenture and the Security Documents.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Security Documents together with its successors in such capacity.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Commodity Agreement” means any futures contract, forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent on, fluctuations in commodity prices.

“Common Interests” of any Person means Equity Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class in such Person.

“Company” or “Issuer” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum, without duplication, of the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(e) any expenses or charges related to any transaction or series of transactions constituting an equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be Incurred by this Indenture (whether or not successful) or related to the offering of the Notes; and

(f) with respect to periods prior to the Issue Date, the other positive adjustments included in “Adjusted EBITDA” set forth in the Offering Memorandum; less

(ii) the sum of the following:

(a) non-cash items increasing Consolidated Net Income for such period, other than (I) the accrual of revenue consistent with past practice, and (II) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges; and

(b) with respect to periods prior to the Issue Date, the other negative adjustments included in “Adjusted EBITDA” set forth in the Offering Memorandum.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four (4) most recent full fiscal quarters, treated as one (1) period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four (4) full fiscal quarter period being referred to herein as the “Four-Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a) the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Incurrence (and the application of the proceeds thereof) or repayment, as the case may be, occurred on the first day of the Four-Quarter Period; provided, however, that the pro forma calculation of Consolidated Fixed Charges shall not give effect to any Permitted Debt Incurred on the Transaction Date or to the repayment of any Debt from the proceeds of any Permitted Debt Incurred on the Transaction Date; and

(b) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Debt) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four-Quarter Period and giving effect to any pro forma expense and cost reductions associated with any such Asset Acquisition or Asset Sale calculated on a basis consistent with Regulation S-X under the Exchange Act.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

(b) if interest on any Debt (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c) notwithstanding clause (a) or (b) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the product of (a) all dividends and other distributions paid or accrued during such period in respect of Disqualified Equity Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one (1) and the denominator of which is one (1) minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period the sum, without duplication, of:

(i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under Interest Rate Agreements (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest; plus

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(iii) the interest expense on any Debt in excess of $20.0 million in aggregate principal amount outstanding guaranteed by such Person and its Restricted Subsidiaries; plus

(iv) all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

(v) interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by:

(i) excluding, to the extent included in calculating such net income, without duplication

(a) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(b) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one (1) of its Restricted Subsidiaries;

(c) gains or losses in respect of any Asset Sales after the Issue Date by such Person or one (1) of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(d) the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

(e) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.7, the net income of any Restricted Subsidiary (other than a Guarantor) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(f) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(g) any fees and expenses paid in connection with the issuance of the Notes and the entering into of the Credit Agreement contemplated by the Offering Memorandum;

(h) non-cash compensation expense incurred in connection with any issuance of Equity Interests to an employee of such Person or any Restricted Subsidiary; and

(i) any net after-tax gains or losses attributable to the early extinguishment of Debt; and

(ii) including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company or any Restricted Subsidiary.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such Person but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of such Person and computed in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles), cost of timber harvested and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding (x) Hedging Obligations and (y) any undrawn letters of credit issued in the ordinary course of business).

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the then most recent Four-Quarter Period prior to such date for which the Company has internal financial statements available, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow Available for Fixed Charges as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 2 North LaSalle Street, 7th Floor, Chicago, IL 60602, Attention: Corporate Trust Division, or such other address as the Trustee may designate from time to time by written notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means, collectively, (x) the Company’s loan and security agreement, to be dated on or about the Issue Date, among the Company, the other borrowers named therein, the guarantors named therein, Bank of America, N.A., as administrative agent and the other agents and lenders named therein and (y) any documentation in connection with a Qualified Receivables Transaction, in each case, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (whether pursuant to the same agreement or one (1) or more replacement or additional agreements) (provided that such increase in borrowings is permitted under clause (i) or (xiv) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the ordinary course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Cash Equivalents), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (vi) the maximum fixed redemption or repurchase price of Disqualified Equity Interests in such Person at the time of determination; (vii) any Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Disqualified Equity Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Equity Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Equity Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation executed by the principal financial officer of the Company, less the amount of cash received in connection with a subsequent sale of, or collection on, such Designated Non-cash Consideration.

“Discharge of ABL Obligations” has the meaning set forth in the Intercreditor Agreement.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

(1) matures or is mandatorily redeemable under a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Equity Interests; or

(3) is redeemable or repurchasable, in whole or in part, at the option of the holder thereof;

in each case on or prior to the day that is 91 days after the Stated Maturity of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Equity Interests if:

(x) the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation to the holders of such Equity Interests than the provisions described under Section 4.10 and Section 4.14 respectively, and

(y) any such requirement becomes operative only after compliance with such corresponding terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“DTC” means The Depository Trust Company (55 Water Street, New York, New York).

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital, surplus and undivided profits in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Equity Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalent ownership interests (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Note Priority Collateral with a Fair Market Value in excess of $25.0 million, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of the matters described in clauses (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Notes” means the Company’s outstanding 8.875% senior notes due 2010 outstanding on the Issue Date.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors of the Company.

“Foreign Subsidiary” means (i) any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, any territory thereof, or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in the foregoing clause (i).

“Four-Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Global Notes” means the Notes in global form that are in the form of Exhibit A hereto, including the applicable legend or legends set forth in Exhibit A.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner or (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture and its successors and assigns.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered in the Note Register.

“Immaterial Subsidiary” means any Restricted Subsidiary which is not an obligor under the ABL Obligations and the Consolidated Net Tangible Assets of which are less than 5% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries (in each case determined in accordance with GAAP) as of the end of the most recent fiscal quarter prior to the date of determination; provided, that upon any Restricted Subsidiary ceasing to comply with the foregoing requirements, the Company will be deemed to have acquired a Restricted Subsidiary that is not an Immaterial Subsidiary and will comply with the provisions set forth under Section 4.20 in connection therewith.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest-bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Initial Unrestricted Subsidiaries” means L-PS PV, Inc., LP Pinewood SPV, LLC and L-P SPV2, LLC.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date by and among the ABL Facility Collateral Agent, the Collateral Agent, the Trustee, the Issuer and the Guarantors, as amended, modified, restated, supplemented or replaced from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Equity Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; (c) the purchase or acquisition of the business or assets of another Person; (d) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the ordinary course of business; and (e) negotiable instruments held for collection.

“Investment Grade Status” shall apply at any time the Notes receive both a rating of “BBB” or higher from S&P and a rating of “Baa2” or higher from Moody’s.

“Issue Date” means March 10, 2009, the date on which Notes are originally issued under this Indenture.

“Issuer” or “Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date in a place of payment is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” has the meaning set forth in the Security Agreement.

“Mortgaged Property” has the meaning set forth in the Security Agreement.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale (other than in the case of Note Priority Collateral, any Lien which does not rank prior to the Note Liens); and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, but excluding any proceeds received for punitive or similar damages or business interruption in connection with or related to an Event of Loss, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Debt secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Note Liens), and any taxes paid or payable as a result thereof.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to this Indenture.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations, and any Permitted Additional Pari Passu Obligations.

“Note Obligations” means the Debt Incurred and Obligations under this Indenture and the Notes.

“Notes” has the meaning set forth in the preamble to this Indenture.

“Note Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five (5) Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(i) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(ii) the Expiration Date and the Purchase Date;

(iii) the aggregate Accreted Value of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 4.10 or 4.16) (the “Purchase Amount”);

(iv) the purchase price to be paid by the Company for each $1,000 principal amount at maturity of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(v) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $1,000 principal amount at maturity;

(vi) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(vii) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(viii) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(ix) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(x) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount at maturity of the Notes the Holder tendered, the certificate number of the Notes the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(xi) that (a) if Notes having an aggregate Accreted Value less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate Accreted Value in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate Accreted Value equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount at maturity or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); and

(xii) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate Accreted Value and principal amount at maturity equal to and in exchange for the unpurchased portion of the aggregate principal amount at maturity of the Notes so tendered.

“Offering Memorandum” means the Offering Memorandum related to the issuance of the Initial Notes on the Issue Date, dated March 3, 2009.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two (2) Officers of the Company or a Guarantor, as applicable, one (1) of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Issuer.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Debt secured by the Note Liens; provided that, if after giving effect to the Incurrence thereof the aggregate principal amount of Permitted Additional Pari Passu Obligations issued following the Issue Date would exceed $75.0 million, then immediately after giving effect to the incurrence of such Permitted Additional Pari Passu Obligations, the Consolidated Total Debt Ratio of the Company and its Restricted Subsidiaries would be less than or equal to 3.0:1.0; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) the Company has designated such Debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Collateral Liens” means Permitted Liens (other than Liens described in clauses (v) and (y) of the definition thereof).

“Permitted Debt” means

(i) Debt Incurred pursuant to the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $150.0 million and (y) the sum of (1) 90% of the book value (calculated in accordance with GAAP) of the trade receivables of the Company and its Restricted Subsidiaries and (2) 70% of the book value (calculated in accordance with GAAP) of the inventory of the Company and its Restricted Subsidiaries and, (z) minus, with respect to clause (x) above, any amount used to repay Obligations pursuant to clause (1) of the second paragraph of Section 4.10;

(ii) Debt outstanding under the Notes (excluding any Additional Notes) and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii) Guarantees of the Notes;

(iv) Debt of the Company or any Restricted Subsidiary outstanding at the time of the Issue Date (other than Debt described in clauses (i), (ii) or (iii) above);

(v) Debt owed to and held by the Company or a Restricted Subsidiary; provided that if such Debt is owed by the Company or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Debt shall be subordinated in right of payment to the prior payment in full of the Company’s or such Guarantor’s Note Obligations;

(vi) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with Section 4.9 and (b) such Guarantees are subordinated in right of payment to the Note Guarantees to the same extent, if any, as the Debt being guaranteed is subordinated in right of payment to the Notes;

(viii) Debt incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(ix) Debt under Hedging Obligations entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates;

(x) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt in an aggregate principal amount outstanding at any time not to exceed $50.0 million;

(xi) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, any assets or any Equity Interests of a Restricted Subsidiary otherwise permitted under this Indenture;

(xii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five (5) Business Days after the Company receiving notice of the Incurrence thereof;

(xiv) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

(xv) Refinancing Debt in respect of Debt permitted by clauses (ii), (iii) or (iv) above, this clause (xv) or the first paragraph under Section 4.9;

(xvi) Permitted Additional Pari Passu Obligations of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any time outstanding; and

(xvii) Debt of Foreign Subsidiaries in an aggregate principal amount not to exceed $100.0 million at any time outstanding.

“Permitted Investments” means:

(i) Investments in existence on the Issue Date and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or increases thereof (other than as a result of accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of the Investment in effect on the Issue Date);

(ii) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(iii) Cash Equivalents;

(iv) Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the operation of a Permitted Business;

(v) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(vi) Investments by the Company or any Restricted Subsidiary in a Person, if (a) as a result of such Investment such Person becomes a Restricted Subsidiary or (b) in connection with such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(vii) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(viii) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(ix) Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $100.0 million at any one time outstanding;

(x) loans and advances (including for travel and relocation) to employees in an amount not to exceed $2.5 million in the aggregate at any one time outstanding;

(xi) Investments the payment for which consists solely of Equity Interests of the Company;

(xii) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of property not constituting an Asset Sale;

(xiii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(xiv) guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary otherwise permitted by Section 4.9;

(xv) any Investment by the Company or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an Investment in Equity Interests;

(xvi) procurement or provision of any letter of credit or similar support for the obligations of any insurance Subsidiary in the ordinary course of business;

(xvii) Investments in Permitted Joint Ventures made after the Issue Date in an amount not to exceed, when taken together with all other Investments made pursuant to this clause (xvii) since the Issue Date and then outstanding, $125.0 million; and

(xviii) Investments in Unrestricted Subsidiaries made after the Issue Date in an amount not to exceed, when taken together with all other Investments made pursuant to this clause (xviii) since the Issue Date and then outstanding, $25.0 million.

The amount of any Investment shall be measured on the date each such Investment was made and without giving effect to subsequent changes in value other than as a result of repayments of loans or advances, redemptions, returns of capital, sales or other dispositions thereof or similar events.

“Permitted Joint Venture” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity (1) of which at least 20%, but not more than 50%, of the Voting Interests is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the Restricted Subsidiaries (other than a Receivables Subsidiary) of that Person and (2) which engages only in a Permitted Business.

“Permitted Liens” means:

(i) Liens existing at the Issue Date;

(ii) Liens that secure Obligations (x) incurred pursuant to clause (i) or clause (xiv) of the definition of “Permitted Debt,” and (y) in respect of “Bank Products” (as defined in the Intercreditor Agreement); provided that, in each case, the ABL Facility Collateral Agent, or another agent for the holders of such Liens, shall have entered into the Intercreditor Agreement or a supplement or amendment thereto agreeing on behalf of the holders of such Liens to be bound by the terms thereof applicable to the holders of ABL Obligations;

(iii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(iv) any carrier’s, freight forwarder’s, warehousemen’s, materialmen’s, logger’s, contractor’s, mechanic’s, landlord’s or other similar Liens incurred in the ordinary course of business for sums not then due or payable or past due by more than 60 days (or which are being contested in good faith and, to the extent necessary to prevent the forfeiture or sale of the property or assets subject to any such Lien, by appropriate proceedings) and which do not secure Debt;

(v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company and its Restricted Subsidiaries;

(vi) pledges or deposits (a) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (b) to secure the performance of tenders, bids, surety, appeal or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the ordinary course of business consistent with industry practice; (c) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a) and (b) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (d) arising in connection with any attachment unless the Liens so arising shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(vii) Liens on assets or property existing at the time the Company or a Restricted Subsidiary, acquires such assets or property (and not created or Incurred in anticipation of such acquisition), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(viii) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary; provided that if such Liens are on the assets of a Guarantor, such Liens are in favor of the Company or another Guarantor;

(ix) other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets, taken as a whole, or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(x) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in clauses (i), (vii), (xiii), (xv) and (xvi) of this definition; provided that (x) such Liens do not extend to any property or assets other than the property or assets securing the Debt being extended, renewed, refinanced or refunded and (y) the principal amount of the obligations secured by such Liens is not increased (except to the extent of any premiums paid and transaction costs incurred in connection with such extension, renewal, refinancing or refunding);

(xi) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(xii) licenses of intellectual property granted in the ordinary course of business;

(xiii) Liens to secure Capital Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (x) of the definition of “Permitted Debt”; provided that such Liens do not extend to any property or assets other than the property or assets acquired pursuant to such Capital Lease Obligations or with the proceeds of such Purchase Money Debt or property affixed or appurtenant thereto and any proceeds thereof;

(xiv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xv) Liens securing Debt (or Obligations in respect of such Debt) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property acquired with the proceeds of such Debt or affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(xvi) Liens on assets, property or shares of Equity Interests of another Person at the time such other Person becomes a Subsidiary of the Company or any of its Restricted Subsidiaries; provided, however, that (a) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (b) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(xvii) Liens (a) that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (b) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xviii) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.1 of this Indenture so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xix) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xx) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(xxi) Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xxii) Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Debt and other obligations of such Restricted Subsidiary incurred in compliance with this Indenture (including Liens on the assets of a Receivables Subsidiary);

(xxiii) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes, the Notes Guarantees, the Permitted Additional Pari Passu Obligations and administrative expenses of the Collateral Agent;

(xxiv) Liens on assets transferred to a Receivables Subsidiary or Equity Interests in a Receivables Subsidiary or on assets of a Receivables Subsidiary, in each case, created, incurred or arising in connection with a Qualified Receivables Transaction;

(xxv) Liens on assets other than Collateral not otherwise permitted under this definition securing Debt in an aggregate principal amount not to exceed $100.0 million at any one time outstanding; and

(xxvi) Liens on the underlying fee interest of the owners of real property leased by the Company or any Subsidiary of the Company, including any Liens that apply to the leasehold interest of the Company or such Subsidiary of the Company by virtue of the underlying fee interest being subject to such Liens.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Equity Interests in any Person, means Equity Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any property or assets (other than Equity Interests); and

(ii) that is secured by a Lien on such property or assets and no other property or assets of the purchaser or owner of such property or assets or any of its Restricted Subsidiaries; and

in either case that does not exceed 100% of the cost of such purchase or construction which is or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivables Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivables Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Equity Offering” means (i) an underwritten public equity offering of Equity Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company of at least $50.0 million or (ii) a private equity offering of Equity Interests of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Board of Directors of the Company at the time the Company or such Restricted Subsidiary enters into such transaction

“real property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment thereon, and all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Subsidiary” means a Subsidiary of the Company:

(i) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

(ii) that is designated by the Board of Directors of the Company as a Receivables Subsidiary pursuant to a Board of Directors’ resolution set forth in an Officers’ Certificate and delivered to the Trustee;

(iii) that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.21;

(iv) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(v) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction and (c) any Purchase Money Note issued by such Receivables Subsidiary to the Company or a Restricted Subsidiary; and

(vi) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet item, financial condition, level of income or results of operations thereof.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces, repays, purchases, redeems, defeases, retires or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated in right of payment to the Notes to at least the same extent as the Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended, if such Debt was subordinated in right of payment to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced, repaid, repurchased, redeemed, defeased, retired or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount) then outstanding under the Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced, repaid, repurchased, redeemed, defeased, retired or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace, repay, repurchase, redeem, defease, retire or extend Debt of any Restricted Subsidiary of the Company.

“Registrar” means any Person authorized by the Issuer to maintain the Note Register.

“Replacement Assets” means (i) assets not classified as current assets under GAAP that are used or useful in a Permitted Business or (ii) all or substantially all of the assets of another Permitted Business (including by means of an acquisition of the Equity Interests of a Person who becomes a Restricted Subsidiary in connection therewith).

“Resale Restriction Termination Date” means the date that is the later of (i) the date that is one year after the last date of original issuance of the Notes and (ii) such later date, if any, on which the Notes are freely tradable pursuant to Rule 144 under the Securities Act without volume restrictions by holders other than Affiliates of the Company.

“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within the Corporate Client Services Department (or any successor unit or department) of the Trustee assigned to the Corporate Trust Office of the Trustee and responsible for administering this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Restricted Notes Legend” means the legend identified as such in Exhibit A hereto.

“Restricted Payment” means to mean any of the following:

(i) any dividend or other distribution declared and paid on the Equity Interests in the Company or on the Equity Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company; provided that dividends, distributions or payments, in each case, to the extent made in Equity Interests (other than Disqualified Equity Interests) in the Company shall not be “Restricted Payments”;

(ii) any payment made by the Company or any of its Restricted Subsidiaries (other than to the extent payment is made in Equity Interests (other than Disqualified Equity Interests) in the Company) to purchase, redeem, acquire or retire any Equity Interests in the Company or any of its Restricted Subsidiaries (including any issuance of Debt in exchange for such Equity Interests or the conversion or exchange of such Equity Interests into or for Debt) other than any such Equity Interests owned by the Company or any Restricted Subsidiary;

(iii) any payment made by the Company or any of its Restricted Subsidiaries (other than to the extent payment is made in Equity Interests (other than Disqualified Equity Interests) in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one (1) year of the due date thereof;

(iv) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and in connection therewith is thereafter leased back by the Company or a Restricted Subsidiary under a capital lease.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated as of the Issue Date among the Collateral Agent, the Company and the Guarantors granting, among other things, a second-priority Lien on the ABL Priority

Collateral and a first-priority Lien on the Note Priority Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” means the Security Agreement, any Mortgages, the Intercreditor Agreement, the Special Pledge Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the property as collateral for the Note Obligations and Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and any Holders of any Permitted Additional Pari Passu Obligations.

“Separation Date” has the meaning set forth in the Warrant Agreement.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Special Pledge Agreement” means the Special Pledge Agreement to be dated as of the Issue Date between the Collateral Agent and the Company, as amended, modified, restated, supplemented or replaced from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Board of Directors of the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests therein is, at the time, directly or indirectly, owned by such Person and/or one (1) or more Subsidiaries of such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time.

“Transaction Date” has the meaning defined set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 15,

2013; provided, however, that if the period from such redemption date to March 15, 2013 is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Trust Monies” means all cash and Cash Equivalents received by the Collateral Agent:

(i) upon the release of Collateral from the Lien of this Indenture or the Security Documents, including all Net Cash Proceeds and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(ii) pursuant to the Security Documents;

(iii) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Security Documents or otherwise; or

(iv) for application as provided in the relevant provisions of this Indenture or any Security Document or which application or disposition is not otherwise specifically provided for in this Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of this Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses (or, prior to the Discharge of ABL Obligations, any ABL Priority Collateral).

“Trustee” has the meaning set forth in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Unit Legend” means the legend identified as such in Exhibit A hereto.

“Unrestricted Subsidiary” means:

(1) the Initial Unrestricted Subsidiaries;

(2) any Subsidiary designated as such by the Board of Directors of the Company in compliance with Section 4.21; and

(3) any Subsidiary of an Unrestricted Subsidiary.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Equity Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

“Warrant Agreement” means the Warrant Agreement dated as of the Issue Date by and between the Issuer and Computershare Trust Company, N.A., as warrant agent.

SECTION 1.2	Other Definitions.

Term	Defined in Section
“Act”	13.14
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“Change of Control Offer”	4.14

Term	Defined in Section
“Change of Control Payment”	4.14
“covenant defeasance”	8.3
“Custodian”	6.1
“defeasance”	8.3
“Discharge”	8.8
“Event of Default”	6.1
“Event of Loss Offer”	4.16
“Excess Loss Proceeds	4.16
“Excess Proceeds”	4.10
“Independent Financial Adviser”	4.11
“Issuer Order”	2.2
“legal defeasance”	8.2
“Note Register”	2.3
“Offer Amount”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“redemption date”	3.1
“Regulation S”	2.1
“Regulation S Global Note”	2.1
“Released Trust Monies”	11.4
“Reversion Date”	4.24(c)
“Rule 144A”	2.1
“Special Redemption”	3.8
“Subject Property”	4.16
“Surviving Entity”	5.1
“Successor Guarantor”	12.5
“Suspended Covenants”	4.24(a)
“Suspension Period”	4.24(a)

SECTION 1.3	Trust Indenture Act Term.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Issuer, the Guarantors and any successor obligor upon the Notes.

SECTION 1.4	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is disjunctive and not necessarily exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Indenture; and

(6) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in denominations of $2,000 principal amount at maturity and any integral multiple of $1,000 principal amount at maturity in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one (1) or more permanent Global Notes substantially in the form attached as Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.6 hereof.

Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b) The Initial Notes are being issued by the Issuer only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”). Initial Notes that are Transfer Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S under the Securities Act (“Regulation S”) or to the Company, in accordance with Section 2.16. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one (1) or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are resold in offshore transactions in reliance on Rule 904 under Regulation S shall be issued in the form of one (1) or more Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Notes Custodian. Transfers of Notes to QIBs or pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, upon receipt of an Issuer Order, in accordance with Section 2.1(b) and Section 2.2, authenticate and deliver the Global Notes, which (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as custodian for the Depositary.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any owners of beneficial interests in the Notes.

(d) Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2	Execution and Authentication.

An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by one (1) Officer directing the Trustee to authenticate and deliver Notes and certifying that all conditions precedent to the issuance of such Notes contained herein have been satisfied (an “Issuer Order”), authenticate such Notes in accordance with such Issuer Order. The aggregate principal amount of Notes outstanding at any time may not exceed the amount stated in paragraph 4 of the Notes except as provided in Section 2.17 hereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes to the same extent that the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

SECTION 2.3	Registrar; Paying Agent.

The Issuer shall maintain (i) an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented to a Registrar for registration of transfer or for exchange and (ii) an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented to a Paying Agent for payment. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Issuer may appoint one (1) or more co-registrars and one (1) or more additional paying agents; provided, however, that at all times there shall be only one (1) Note Register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee and the Holders of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of Section 317(b) of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and initially designates the Corporate Trust Office of the Trustee as the office or agency of the Company for such purposes and as the office or agency of the Company where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served and the Trustee as the agent of the Issuer to receive such notices and demands.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4	Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Restricted Subsidiary) shall have no further liability for the money. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in clause (8) of the first paragraph of Section 6.1 hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6	Book-Entry Provisions for Global Securities.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Beneficial interests in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all owners of a beneficial interest in exchange for their beneficial interests if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Company within ninety (90) days of such notice or (ii) or the Depositary ceases to be a “clearing agency” registered under the Exchange Act.

(c) In connection with the transfer of the entire Global Note to owners of beneficial interests pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall upon receipt of an Issuer Order authenticate and deliver, to each owner of a beneficial interest identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount at maturity of Certificated Notes of authorized denominations.

(d) The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold an interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or any Note.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained by the Trustee and cancelled in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian at the direction of the Trustee, to reflect such reduction.

(g) General provisions relating to transfers and exchanges:

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.6, 4.10, 4.14, 4.16 and 9.5 hereto).

(iii) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall, upon execution by the Company and authentication by the Trustee in accordance with the provisions hereof, be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary.

(vi) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2 hereof. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(vii) Each Holder agrees to provide reasonable indemnity to the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(viii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or owners of beneficial interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7	Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall execute and the Trustee, upon receipt of an Issuer Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge a Holder for their expenses in replacing a Note.

Every replacement Note shall be an obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuer or a Subsidiary of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding except to the extent otherwise required by applicable law.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Restricted Subsidiary) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9	Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Subsidiary of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the Register as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or a Subsidiary of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10	Temporary Notes.

Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall execute and the Trustee shall, upon receipt of an Issuer Order, authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11	Cancellation.

The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Trustee. All Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All canceled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer, unless by a written order, signed by an Officer of the Issuer, the Issuer shall direct that canceled Notes be returned to it.

SECTION 2.12	[Intentionally Omitted].

SECTION 2.13	[Intentionally Omitted].

SECTION 2.14	Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve (12) 30-day months.

SECTION 2.15	CUSIP Number.

The Issuer in issuing or otherwise dealing with the Notes may use a “CUSIP” and/or ISIN or other similar number, and if it does so, the Company may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee of any change in the CUSIP and/or ISIN or other similar number.

SECTION 2.16	Special Transfer Provisions.

Unless and until a Transfer Restricted Note is transferred or exchanged pursuant to an exemption under the Securities Act or under an effective registration statement under the Securities Act, the following provisions shall apply:

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S):

(i) The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto.

(ii) If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b) Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto.

(ii) If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c) [Intentionally Omitted]

(d) Unit Legend. Each Note issued prior to the Separation Date shall bear a Unit Legend on the face thereof.

(e) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Until the Resale Restriction Termination Date, upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. On and after the Resale Restriction Termination Date, upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, which transfer, exchange or replacement may be initiated by the Company, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon request by any Holder, the Company shall cooperate to have the Restricted Notes Legend removed if the Company has determined such legend is no longer required.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17	Issuance of Additional Notes.

The Company shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, accreted value, amount of interest payable on the first interest payment date applicable thereto and any customary escrow provisions; provided that such issuance is not otherwise prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.7 or is required to redeem Notes pursuant to Section 3.8 hereof, it shall furnish to the Trustee, at least forty-five (45) days (or such shorter period as is acceptable to the Trustee) before a date fixed for redemption (the “redemption date”), an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

SECTION 3.2	Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time pursuant to Section 3.7, the Trustee shall select the Notes, or portions thereof, to be redeemed among the Holders by lot, on a pro rata basis, or by such other method as the Trustee shall deem fair and appropriate (subject to DTC’s procedures, as applicable); provided that no Notes of $2,000 principal amount at maturity or less shall be redeemed in part. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 principal amount at maturity or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000 principal amount at maturity.

SECTION 3.3	Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the Redemption Price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in Accreted Value and principal amount at maturity equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name, telephone number and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to but not including such date. On and after the redemption date, interest shall cease to accrue on Notes or portions of them called for redemption.

SECTION 3.5	Deposit of Redemption Price.

On or before 10:00 a.m. (New York City time) on each redemption date the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or a Subsidiary of the Issuer) money sufficient to pay the Redemption Price (including any applicable premium) of and accrued and unpaid interest, if any, for all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price (including any applicable premium) of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

SECTION 3.6	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in Accreted Value and principal amount at maturity to the unredeemed portion of the Note surrendered.

SECTION 3.7	Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to March 15, 2013, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the Accreted Value of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Prior to March 15, 2012, the Issuer may, with the net proceeds of one (1) or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount at maturity of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 113% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the principal amount at maturity of Notes issued under this Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuer or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(c) In addition, the Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after March 15, 2013, upon not less than 30 nor more than 60 days’ prior notice at the Redemption Prices (expressed as percentages of the Accreted Value of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on March 15 of the years indicated:

Year	Redemption Price
2013	106.50%
2014	103.25%
2015 and thereafter	100.00%

SECTION 3.8	Mandatory Redemption.

On September 15, 2014, if any Notes are outstanding, the Issuer will be required to redeem an equal portion of each Note (at a redemption price of 100% of the Accreted Value of the portion so redeemed) to the extent required to prevent any Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (such redemption, the “Special Redemption”); provided that if the foregoing would result in any Note being outstanding in a principal amount at maturity that is less than $2,000 or an integral multiple of $1,000 in excess thereof the Issuer shall redeem an additional portion of such Note such that all outstanding Notes are in a principal amount at maturity of at least $2,000 or in integral multiples of $1,000 in excess thereof.

SECTION 3.9	Offer to Purchase.

In the event that the Issuer shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer, Event of Loss Offer or a Change of Control Offer, the Issuer shall follow the procedures specified below.

On the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary in the case of an Asset Sale Offer or Event of Loss Offer, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Offer to Purchase and not withdrawn, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.9.

On the Purchase Date, the Issuer shall purchase the aggregate principal amount of Notes so accepted for payment (the “Offer Amount”). If the Purchase Date is on or after the interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Issuer shall deposit with the Trustee or Paying Agent (other than the Issuer or a Subsidiary of the Issuer) money sufficient to pay the Purchase Price, together with accrued and unpaid interest, if any, for all the Notes accepted for payment (taking into account the provisions of the immediately preceding paragraph). The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or Paying Agent by the Issuer in excess of the amounts necessary to pay the Offer Amount together with accrued and unpaid interest, if any, on the Notes accepted for payment and not withdrawn (taking into account the provisions of the immediately preceding paragraph). The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the Purchase Price of the Notes tendered by such Holder and accepted by the Issuer for purchase, plus any accrued and unpaid interest, if any, on the Notes accepted for payment (taking into account the provisions of the immediately preceding paragraph), and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Issuer Order, shall authenticate and mail or deliver at the expense of the Issuer such new Note to such Holder, equal in Accreted Value and principal amount at maturity to any unpurchased portion of such Holder’s Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

ARTICLE IV

COVENANTS

SECTION 4.1	Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Such defaulted interest shall be paid to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in this Section 4.1. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee in writing of any such date. At least fifteen (15) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 4.2	Maintenance of Office or Agency.

The Issuer shall maintain an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, any presentations, surrenders, notices and demands authorized or required under this Indenture may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.

The Issuer may also from time to time designate one (1) or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.3	Provision of Financial Information.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will, within the time periods that would be applicable if the Company were required to file such reports, furnish to the Holders of Notes all quarterly and annual financial information that would be required to be contained in quarterly and annual reports filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Company; provided that the Company shall not be required to provide any information that would be required pursuant to Rule 3-10 or Rule 3-16 of Regulation S-X. Additionally, unless the Commission will not accept such filings, the Company will file all such reports with the Commission. Submission of any of the foregoing reports on the EDGAR system of the Commission (or any similar or successor system) will be deemed to constitute the furnishing of the information contained therein to the Holders of Notes.

For so long as the Notes are not freely transferable under the Securities Act and this Indenture, if at any time the Company is not required to file with the Commission the reports required by the preceding paragraph, it will furnish to the Holders of the Notes and to prospective investors that certify that they are a QIB, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.4	Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating, as to each such Officer signing such certificate, that, to his or her knowledge, each of the Company and its Restricted Subsidiaries is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5	Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6	Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7	Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under Section 4.9; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii) and (xiii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) (x) prior to January 1, 2011, $0 and (y) from and after January 1, 2011, 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one (1) accounting period) from and including January 1, 2011 and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Equity Interests (other than Disqualified Equity Interests); provided, that this shall apply only to the extent such net proceeds have not been used to make any Restricted Payments pursuant to the next succeeding paragraph, plus

(3) 100% of the net reduction in Investments (other than Permitted Investments) of the Company or any Restricted Subsidiary, subsequent to the Issue Date, in any Person, resulting from (x) payments of interest on Debt, dividends, repayments of loans or advances, redemptions, returns of capital or proceeds received upon the sale of such Investments (but only to the extent such interest, dividends, repayments, redemptions, returns of capital or proceeds are not included in the calculation of Consolidated Net Income) or (y) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person, plus

(4) the amount by which Debt of the Company is reduced on the Company’s consolidated balance sheet upon the conversion or exchange of any Debt of the Company or any Restricted Subsidiary for Equity Interests of the Company (other than Disqualified Equity Interests) (less the amount of any cash and the fair market value of any other property distributed by the Company upon such conversion or exchange).

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iv) or (ix) below immediately after giving effect to such action, no Event of Default has occurred and is continuing:

(i) the payment of any dividend on Equity Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this Section 4.7;

(ii) the purchase, repurchase, redemption or retirement of any Equity Interests of the Company by conversion into, or by or in exchange for, Equity Interests (other than Disqualified Equity Interests) of the Company, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests (other than Disqualified Equity Interests) of the Company;

(iii) the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with this Indenture or (y) Equity Interests (other than Disqualified Equity Interests) of the Company;

(iv) the purchase, repurchase, redemption, retirement or other acquisition for value of Equity Interests in the Company held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment , pursuant to provisions similar to those set forth in the Company’s certificate of incorporation on the Issue Date or pursuant to the terms of any agreement under which such Equity Interests were issued; provided that the aggregate consideration paid for such purchase, repurchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $5.0 million in any calendar year, provided that any unused amounts in any calendar year may be carried forward to one (1) or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $10.0 million in any calendar year;

(v) repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent all or a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities or all or a portion of any taxes required to be withheld in connection with such exercise;

(vi) the prepayment of Debt owed by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, the Incurrence of which was permitted pursuant to Section 4.9;

(vii) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Company or a Restricted Subsidiary;

(viii) any redemption of share purchase rights issued pursuant to the Company’s share purchase rights plan existing on the Issue Date (as the same may be amended from time to time) or any similar successor or replacement share purchase rights plan, for a redemption price not to exceed $0.01 per share purchase right;

(ix) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9 to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(x) the declaration of any dividend or distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(xi) after December 31, 2010, the declaration and payment of dividends on the Company’s Equity Interests not to exceed $5.0 million in any twelve-month period;

(xii) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any Debt subordinated in right of payment to the Notes pursuant to provisions substantially similar to those contained in Section 4.10 and Section 4.14 at a purchase price not greater than 101% of the principal amount or, if different, the accreted value thereof (in the case of a Change of Control) or at a percentage of the principal amount or, if different, the accreted value thereof not higher than 100% of the principal amount or, if different, the accreted value thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith; and

(xiii) other Restricted Payments not in excess of $25.0 million in the aggregate; provided that, prior to June 30, 2011, no (x) dividends on Equity Interests of the Company or (y) purchases, repurchases, redemption or retirements on Equity Interests of the Company shall be permitted pursuant to this subclause (xiii).

For purposes of this Section 4.7, if any Investment or Restricted Payment would be permitted pursuant to one (1) or more provisions described above and/or one (1) or more of the exceptions contained in the definition of “Permitted Investments,” the Company may classify such Investment or Restricted Payment in any manner that complies with this Section 4.7 and may later reclassify from time to time any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this Section 4.7, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph of this Section 4.7, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph of this Section 4.7.

For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

SECTION 4.8	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Equity Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement or any future Debt incurred in compliance with the Credit Agreement (so long as such restrictions are not more restrictive, taken as a whole, than the Credit Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions are no more restrictive, taken as a whole, as determined in good faith by the Company, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive, taken as a whole, as determined in good faith by the Company, than the encumbrances and restrictions contained in the agreements governing the Debt being amended, modified, restated, renewed, increased, supplemented, refunded, replaced, refinanced or extended;

(e) customary provisions restricting subletting or assignment of any property or asset that is subject to any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment or transfer of such agreement or any rights thereunder;

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under this Indenture, the Notes and the Note Guarantees;

(i) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(j) customary provisions with respect to the disposition or distribution of assets or property in joint ventures pursuant to asset sale agreements, joint venture agreements, stock sale agreements and other similar agreements;

(k) any instrument governing Debt or Equity Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person other than the Person so acquired;

(l) Liens securing Debt not otherwise prohibited by this Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

(m) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements not otherwise prohibited by this Indenture, which limitation is applicable only to the assets (including Equity Interests of Subsidiaries) that are the subject of such agreements;

(n) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(o) customary arrangements entered into or incurred by and relating exclusively to a Receivables Subsidiary in connection with a Qualified Receivables Transaction that, in the good faith determination of the Company’s Board of Directors, is reasonably necessary to effect such qualified Receivables Transaction;

(p) (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capital Lease Obligations permitted under this Indenture, in each case, that impose restrictions on that property of the nature described in clause (iii) of the first paragraph of this Section 4.8;

(q) provisions in charters, bylaws or similar governing documents of any special purpose finance subsidiary or joint venture entity as in effect on the Issue Date or that are reasonably customary for comparable entities engaged in comparable activities otherwise permitted under this Indenture; and

(r) any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary that impose restrictions of the nature described in clause (iii) of the first paragraph of this Section 4.8.

SECTION 4.9	Limitation on Incurrence of Debt.

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, that the Company and any of its Restricted Subsidiaries that is a Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0 and (b) no Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

Notwithstanding the first paragraph of this Section 4.9, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining compliance with this Section 4.9, (x) Debt Incurred under the Credit Agreement on the Issue Date shall initially be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” and may not later be re-classified, (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of the amount of Debt shall not be included and (z) except as provided above, in the event that an item of Debt meets the criteria of more than one (1) of the categories of Permitted Debt and/or would have been permitted to have been Incurred pursuant to the first paragraph of this Section 4.9, the Company, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Debt as being within one (1) or more of such categories or as being Debt permitted to be Incurred pursuant to the first paragraph of this Section 4.9.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Equity Interests in the forms of additional shares of Equity Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Equity Interests for purposes of this Section 4.9.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a lesser extent or with a lower priority.

SECTION 4.10	Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets; provided that if the assets disposed of constituted Note Priority Collateral, any Replacement Assets constitute Note Priority Collateral and if such assets constituted ABL Priority Collateral any Replacement Assets constitute Collateral. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee or, in the case of Note Priority Collateral, any liabilities that are not secured by a Lien ranking prior to the Lien securing the Notes) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of their receipt to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (when taken together with all other Designated Non-cash Consideration received pursuant to this clause (c)) that does not exceed $50.0 million at the time of receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time it was received and without giving effect to subsequent changes in value;

(3) if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with Article X; and

(4) if such Asset Sale involves the disposition of Note Priority Collateral or, after the Discharge of ABL Obligations, the disposition of ABL Priority Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account pending application in accordance with the provisions described below, and, if any property other than cash or Cash Equivalents is included in such Net Cash Proceeds, such property shall be made subject to the Note Liens.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to the extent such Net Cash Proceeds constitute proceeds from the sale of ABL Priority Collateral, to repay ABL Obligations;

(2) to acquire assets constituting, or any Equity Interests of, a Permitted Business, if, after giving effect to any such acquisition, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company (or in the case of an Asset Sale of ABL Priority Collateral, to acquire additional Collateral); provided that if such Net Cash Proceeds are received in respect of Note Priority Collateral, such assets constitute Note Priority Collateral;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture; provided that if such Net Cash Proceeds are received in respect of Note Priority Collateral, such assets constitute Note Priority Collateral;

(4) to acquire Replacement Assets; provided that if such Net Cash Proceeds are received in respect of Note Priority Collateral, such Replacement Assets constitute Note Priority Collateral;

(5) in the case of Net Cash Proceeds of Asset Sales of assets or property other than Collateral, to repay, redeem, purchase or defease the Existing Notes; or

(6) any combination of the foregoing.

Subject to the next succeeding paragraph, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within thirty (30) days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and (x) in the case of Net Cash Proceeds from Note Priority Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Section 4.10 with respect to asset sales or (y) in the case of any other Net Cash Proceeds, to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Section 4.10 with respect to asset sales, in each case, equal to the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of the Notes (and 100% of the principal amount or, if different, the accreted value of any Permitted Additional Pari Passu Obligations) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under this Indenture. If the aggregate Accreted Value of the Notes and principal amount or, if different, accreted value of other Permitted Additional Pari Passu Obligations (in the case of Net Cash Proceeds from Note Priority Collateral) or Notes and other pari passu debt (in the case of any other Net Cash Proceeds) tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and other Permitted Additional Pari Passu Obligations or other pari passu debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Any Asset Sale Offer will be conducted in accordance with the procedures specified in Section 3.9.

Except as provided in clause (4) of the first paragraph of this Section 4.10, pending the final application of any Net Cash Proceeds pursuant to this Section 4.10, such Net Cash Proceeds may be applied to temporarily reduce Debt outstanding under any revolving credit facility or otherwise invested in any manner not prohibited by this Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

SECTION 4.11	Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that might reasonably have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with an unaffiliated third party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Company delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, consulting or appraisal firm (an “Independent Financial Advisor”) to the effect that the transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

The foregoing limitation does not limit, and shall not apply to:

(1) Restricted Payments that are permitted by Section 4.7 and Permitted Investments;

(2) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary;

(3) the payment of reasonable and customary compensation and other benefits (including retirement, health, stock, option, deferred compensation and other benefit plans) and indemnities to directors, officers and employees of the Company or any Restricted Subsidiary;

(4) transactions between or among the Company and one (1) or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction) or between one (1) or more Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

(5) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns Equity Interests of or otherwise controls such joint venture or similar entity;

(6) the issuance of Equity Interests (other than Disqualified Equity Interests) of the Company otherwise permitted hereunder;

(7) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders of the Notes in any material respect;

(8) transactions as to which the Company delivers to the Trustee a written opinion of an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view or otherwise, to the Company or the Restricted Subsidiary that is a party thereto, as the case may be;

(9) any contribution of capital to the Company;

(10) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that might reasonably have been obtained in a comparable arm’s length transaction with an unaffiliated third party; and

(11) sales or other dispositions of accounts receivable and related assets and interests therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary in a Qualified Receivables Transaction and Permitted Investments and other transactions in connection with a Qualified Receivables Transaction and any other Standard Securitization Undertakings in connection with a Qualified Receivables Transaction.

SECTION 4.12	Limitation on Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens.

(b) Subject to paragraph (a) of this Section 4.12, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired (other than the Collateral) without securing the Notes and all other amounts due under this Indenture and the Security Documents in respect of the Notes (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

SECTION 4.13	Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the Board of Directors of the Company or as certified in an Officers’ Certificate;

(ii) the incurrence of the Attributable Debt in respect of such Sale and Leaseback Transaction complies with Section 4.9 (without giving effect during any Suspension Period to the suspension thereof); and

(iii) the sale of the asset in such Sale and Leaseback Transaction complies with Section 4.10 (without giving effect during any Suspension Period to the suspension thereof).

SECTION 4.14	Offer to Purchase upon Change of Control.

Upon the occurrence of a Change of Control, the Issuer will be required under this Indenture to make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes, at a Purchase Price in cash equal to 101% of the Accreted Value of the Notes tendered, together with accrued interest, if any, to but not including the Purchase Date (the “Change of Control Payment”). For purposes of the foregoing, a Change of Control Offer shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuer commences an Offer to Purchase all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase. Any Change of Control Offer will be conducted in accordance with the procedures specified in Section 3.9.

The Issuer will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.7.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture, and no Default or Event of Default shall occur, by virtue of such compliance.

SECTION 4.15	Maintenance of Properties and Corporate Existence.

Subject to, and in compliance with, the provisions of Article X and the provisions of the applicable Security Documents, the Company shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided, that the Company shall not be obligated to comply with the foregoing provisions of this Section 4.15 if the failure to do so would not result in a material adverse effect on the ability of the Company and the Guarantors to satisfy their obligations under the Notes, the Guarantees, this Indenture and the Security Documents.

Subject to Section 4.14 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that (a) this Section 4.15 shall not apply to any transaction or series of transactions to which Article V hereof is applicable and (b) the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16	Events of Loss.

In the event of an Event of Loss, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”) whether such rebuilding, repair, replacement or construction occurs before or after receipt by the Company of the Net Loss Proceeds, with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss:

(1) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operated in, substantially the same condition as it existed prior to the Event of Loss within 365 days of the Event of Loss; and

(2) an Officer’s Certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this Section 4.16 will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $25.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders and to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to events of loss to purchase or repurchase the Notes and such other Permitted Additional

Pari Passu Obligations with the proceeds from the Event of Loss in an amount equal to the maximum Accreted Value of Notes and principal amount or, if different, accreted value of such other Permitted Additional Pari Passu Obligations that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the Accreted Value of the Notes (and 100% of the principal amount or, if different, the accreted value of any Permitted Additional Pari Passu Obligations) plus accrued and unpaid interest if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under this Indenture; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate Accreted Value of the Notes and principal amount or, if different, accreted value of other Permitted Additional Pari Passu Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Trustee will select the Notes and such other Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the principal amount or, if different, accreted value tendered. Any Event of Loss Offer will be conducted in accordance with the procedures specified in Section 3.9.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.16, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.16 by virtue of such compliance.

SECTION 4.17	Business Activities.

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

SECTION 4.18	Payment for Consents.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

SECTION 4.19	[Intentionally Omitted].

SECTION 4.20	Additional Note Guarantees.

After the Issue Date, the Company will cause each of its Restricted Subsidiaries (other than (w) any Foreign Subsidiary, (x) any Restricted Subsidiary that is prohibited by law from guaranteeing the Notes or that would experience adverse regulatory consequences as a result of providing a guarantee of the Notes (so long as, in the case of this clause (x), such Restricted Subsidiary has not provided a guarantee of any other Debt of the Company or any Guarantor), (y) any Receivables Subsidiary and (z) any Immaterial Subsidiary) to guarantee the Notes.

Such Guarantor will enter into a joinder agreement to the Security Agreement and the applicable Security Documents or new Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions required by such documents and all actions advisable in the opinion of the Company to cause the Note Liens created by such Security Documents to be duly perfected to the extent required by such documents in accordance with applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Guarantors.

SECTION 4.21	Limitation on Creation of Unrestricted Subsidiaries.

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under Section 4.9, provided further that the Company could make a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be Incurred under Section 4.12.

SECTION 4.22	[Intentionally Omitted].

SECTION 4.23	Further Assurances.

The Company will, and will cause each of its existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as, in the good faith opinion of the Company, may be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

SECTION 4.24	Suspension of Covenants.

(a) The covenants contained in Section 4.7; Section 4.8; Section 4.9; Section 4.10 (except as it relates to any Asset Sale of Collateral); Section 4.11; and Section 4.17 (collectively, the “Suspended Covenants”) will not apply during any period during which the Notes have an Investment Grade Status (a “Suspension Period”).

(b) Additionally, during any Suspension Period, the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(c) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have Investment Grade Status, then the Suspended Covenants will apply with respect to events occurring following the Reversion Date.

On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt existing on the Issue Date. For purposes of calculating the amount available to be made as

Restricted Payments under clause (c) of the first paragraph of Section 4.7, calculations under such Section 4.7 shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (i) through (xiii) under the second paragraph of Section 4.7 will reduce the amount available to be made as Restricted Payments under clause (c) of the first paragraph of Section 4.7, provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. In addition, for purposes of the other Suspended Covenants all agreements entered into and all actions taken during the Suspension Period shall be deemed to have been taken or to have existed prior to the Issue Date.

(d) For the avoidance of doubt, in no event shall any action taken by the Company or any Restricted Subsidiary in compliance with this Indenture during a Suspension Period, or taken after such Suspension Period pursuant to the requirements of any contract or binding commitment entered into in good faith during such Suspension Period, constitute a breach of any covenant contained in this Indenture.

ARTICLE V

SUCCESSORS

SECTION 5.1	Consolidation, Merger, Conveyance, Transfer or Lease.

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing or surviving Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction or series of transactions becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either (a) the Company shall be the continuing or surviving Person in the merger or consolidation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Company under the Security Documents; provided that if the Surviving Entity is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) the Company delivers, or causes to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel (on which the Trustee may exclusively rely), each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition does not contravene the requirements of this Indenture;

(iv) the Company or the Surviving Entity, as applicable, causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Company or the Surviving Entity;

(v) the Collateral owned by or transferred to the Company or the Surviving Entity, as applicable, shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens; and

(vi) the property and assets of the Person which is merged or consolidated with or into the Company or the Surviving Entity, as applicable, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture.

For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided in this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon the consummation of such transaction or series of transactions.

SECTION 5.2	Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company (and, if necessary, any co-issuer) is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1	Events of Default.

Each of the following constitutes an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption, mandatory redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with Section 5.1;

(4) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall be held in a judicial proceeding to be unenforceable or invalid, or it shall be asserted by any Guarantor or the Company, for a period of 30 days, not to be in full force and effect and enforceable in accordance with its terms (except as specifically provided in this Indenture);

(5) default in the performance, or breach, of (i) any covenant or agreement of the Company or any Guarantor in this Indenture (other than (x) a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above or (y) the covenant contained in Section 4.3), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes or (ii) the covenant contained in Section 4.3 and continuance of such default or breach for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $25.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded and unsatisfied for a period of 60 consecutive days;

(8) (i) the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), pursuant to any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case; or

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(ii) makes a general assignment for the benefit of its creditors;

(iii) admits, in writing, its inability generally to pay its debts as they become due; or

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in an involuntary case;

(b) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary); or

(c) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by the Company or any Subsidiary in the performance of the Security Documents which adversely affects in any material respect the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, the repudiation or disaffirmation by the Company or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount at maturity of the Notes and demanding that such default be remedied.

As used above, the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

The Trustee shall not be deemed to have notice of any Event of Default and shall not have any duty or responsibility in respect thereof unless and until a Responsible Officer of the Trustee has received written notice of such Event of Default or has actual knowledge of such Event of Default. Delivery of reports, information and documents to the Trustee under Section 4.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder or the existence of an Event of Default (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates, except as otherwise provided herein).

SECTION 6.2	Acceleration.

If an Event of Default (other than an Event of Default specified in clause (8) of Section 6.1 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the outstanding Notes may declare the Accreted Value of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may rescind and annul such acceleration if (i) all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided herein and (ii) such rescission or annulment would not conflict with any decree of judgment of a court of competent jurisdiction.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1 shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) of Section 6.1 occurs with respect to the Company, the Accreted Value of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.3	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or any Security Document, subject, in each case, to the Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the written consent of all of the Holders of the Notes then outstanding.

SECTION 6.5	Control by Majority.

Subject to the provisions of the Security Documents, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.6	Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8	Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, without the possession of any of the Notes or the production thereof in any proceeding related thereto, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee (including without limitation any amounts due to the Trustee pursuant to Section 7.7 hereof), its agents and counsel.

SECTION 6.9	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10	Priorities.

Subject to the provisions of the Security Documents, any money collected by the Trustee (or received by the Trustee from the Collateral Agent under any Security Documents) pursuant to this Article VI and any money or other property distributable in respect of the Company’s obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

SECTION 6.12	Appointment and Authorization of The Bank of New York Mellon Trust Company, N.A. as Collateral Agent.

(a) The Bank of New York Mellon Trust Company, N.A. is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Collateral Agent.

(c) Before the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or Opinion of Counsel or both. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any such Officers’ Certificate or Opinion of Counsel. The Collateral Agent may consult with counsel of the Collateral Agent’s own choosing and the Collateral Agent shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder or under the Security Documents in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

ARTICLE VII

TRUSTEE

SECTION 7.1	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Security Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it in accordance with the terms hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture or any provision of any Security Document that in any way relates to the Trustee or the Collateral Agent is subject to Sections 7.1 and 7.2 hereof.

(e) No provision of this Indenture or the Security Documents shall require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability. The Trustee and the Collateral Agent shall be under no obligation to exercise any of their rights and powers under this Indenture or the Security Documents at the request of any Holder, unless such Holder shall have offered to the Trustee and/or the Collateral Agent, as applicable, security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2	Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company or any Guarantor, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder or under any Security Document (including, without limitation, the Collateral Agent).

(i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture or any Security Document shall not be construed as a duty.

(k) In the event that the Trustee (in such capacity or in any other capacity hereunder or under any Security Document) is unable to decide between alternative courses of action permitted or required by the terms of this Indenture or any Security Document, or in the event that the Trustee is unsure as to the application of any provision of this Indenture or any Security Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Indenture or any Security Document permits any determination by or the exercise of discretion on the part of the Trustee or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee may give notice (in such form as shall be appropriate under the circumstances) to the Holders requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any written instructions received from a majority in aggregate principal amount of the then outstanding Notes, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instruction within 10 days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Holders and the Trustee shall have no liability to any Person for such action or inaction.

SECTION 7.3	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, or the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received by it in accordance with the terms hereof), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien, and it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein, any statement in the Notes, or any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

SECTION 7.5	Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6	Reports by Trustee to Holders of the Notes.

Within 60 days after each June 1 beginning with the June 1, 2009, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve (12) months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c). A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with the Commission and with the Company. The Company will notify the Trustee when any Notes are listed on any stock exchange.

SECTION 7.7	Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a separate fee agreement. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, stockholders, employees and agents) against any and all claims, damage, losses, liabilities or expenses (including without limitation taxes other than taxes based directly or indirectly on the income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of one such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge or termination for any reason of this Indenture, including any termination or rejection hereof under any Bankruptcy Law, or the resignation or removal of the Trustee.

To secure the Issuer’s and the Guarantors’ obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in clause (8) of the first paragraph of Section 6.1 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.7 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder or under any Security Document; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8	Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount at maturity of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under and the Lien provided for in Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9	Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable.

SECTION 7.10	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11	Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12	Trustee’s Application for Instructions from the Issuer.

Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty (20) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13	Limitation of Liability.

In no event shall the Trustee, in its capacity as such or as Collateral Agent, Paying Agent or Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authority and governmental action. The provisions of this Section 7.13 shall survive satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Trustee.

SECTION 7.14	Collateral Agent.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent as if the Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

SECTION 7.15	Co-Trustees; Separate Trustee; Collateral Agent.

At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Issuer, the Collateral Agent and the Trustee shall have power to appoint, and, upon the written request of (i) the Trustee or the Collateral Agent or (ii) the Holders of at least a majority of the outstanding principal amount at maturity of the Notes, the Issuer shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one (1) or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, or to act as separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.15. If the Issuer does not join in such appointment within 15 days after the receipt by it of a request in accordance with this Section 7.15 so to do, or in case an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent alone shall have power to make such appointment.

Should any written instrument from the Issuer be requested by any co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request of such co-trustee or separate trustee or separate collateral agent, be executed, acknowledged and delivered by the Issuer.

Any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall agree in writing to be and shall be subject to the provisions of the applicable Security Documents as if it were the Trustee thereunder (and the Trustee shall continue to be so subject).

Every co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms and subject in all cases to the provisions of the Security Documents, namely:

(a) The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(b) The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, or by the Trustee and such co-collateral agent, sub-collateral agent or separate collateral agent jointly as shall be provided in the instrument appointing such co-trustee, separate trustee or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent.

(c) The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuer evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent appointed under this Section 7.15, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent without the concurrence of the Issuer. Upon the written request of the Trustee, the Issuer shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.15.

(d) No co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent hereunder shall be liable by reason of any act or omission of the Trustee, or any other such trustee, co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent hereunder.

(e) The Trustee shall not be liable by reason of any act or omission of any co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent.

(f) Any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent, as the case may be.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2	Legal Defeasance.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “legal defeasance”). For this purpose, legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(l); (b) the Issuer’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2 hereof; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including without limitation thereunder, under Section 7.7, 8.5 and 8.7 hereof and the Issuer’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.20, 4.21, 4.23 and 5.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance” and, together with legal defeasance, “defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, clauses (3), (4), (5), (6), (7) and (9) of the first paragraph of Section 6.1 hereof shall not constitute Events of Default.

SECTION 8.4	Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either legal defeasance or covenant defeasance:

(1) the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the Accreted Value of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2) in the case of legal defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, legal defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, legal defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the TIA (assuming all Notes are in default within the meaning of the TIA);

(6) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Company is a party or by which the Company is bound; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture with respect to such legal defeasance or covenant defeasance have been satisfied and such legal or covenant defeasance is authorized and permitted by the terms of the Security Documents.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable within one (1) year or are to be called for redemption within one (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event of a legal defeasance or covenant defeasance, the Notes Guarantees in effect at such time will be terminated.

SECTION 8.5	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

SECTION 8.6	Repayment to Issuer.

Any money or property deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one (1) year after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money or property then remaining shall be repaid to the Issuer.

SECTION 8.7	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or property held by the Trustee or Paying Agent.

SECTION 8.8	Discharge.

The Issuer and the Guarantors may terminate the obligations under this Indenture (a “Discharge”) when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one (1) year or are to be called for redemption within one (1) year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to, but not including, the Stated Maturity or date of redemption;

(2) the Issuer has paid or caused to be paid all other sums then due and payable under this Indenture by the Issuer;

(3) the deposit will not result in a material breach or violation of, or constitute a material default under, any other material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under this Indenture relating to the Discharge have been satisfied.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1	Without Consent of Holders of the Notes.

Notwithstanding Section 9.2 of this Indenture, without the consent of any Holders, the Company, the Guarantors and the Trustee or the Collateral Agent, as applicable, at any time and from time to time, may enter into one (1) or more indentures supplemental to this Indenture or amendments to the Notes, the Note Guarantees and/or the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to the Company or any Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor in this Indenture, the Notes, the Note Guarantees or the Security Documents;

(2) to add to the covenants of the Company or any such Guarantor for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any such Guarantor;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the Certificated Notes;

(5) to evidence and provide for the acceptance of the appointment under this Indenture or the Security Documents of a successor Trustee or Collateral Agent;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under this Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(10) to conform the text of this Indenture, the Security Documents or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations under this Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(12) to provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture; or

(13) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

SECTION 9.2	With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee or the Collateral Agent, as applicable, may enter into an indenture or indentures supplemental to this Indenture or amend the Notes, the Note Guarantees and/or the Security Documents (subject to procuring any other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under any of the foregoing, including the definitions therein; provided, however, that no such supplemental indenture or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of principal or interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest or accretion thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2) reduce the percentage in aggregate principal amount at maturity of the outstanding Notes, the consent of the Holders of which is required to consent to any such supplemental indenture or amendment, or the consent of the Holders of which is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults thereunder and their consequences) provided for in this Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales or Excess Loss Proceeds from an Event of Loss after the occurrence of such Change of Control, Asset Sale or Event of Loss, as applicable,

(4) subordinate, in right of payment, the Notes to any other Debt of the Company,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby,

(6) release any Guarantees required to be maintained under this Indenture (other than in accordance with the terms of this Indenture), or

(7) release all or substantially all of the Collateral other than in accordance with Article X.

In addition, any amendment to, or waiver or other modification of, the provisions of the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount at maturity of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may on behalf of the Holders of all the Notes waive compliance with any provision of, or any past default under, this Indenture and its consequences, except:

(1) in respect of any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SECTION 9.3	[Intentionally Omitted].

SECTION 9.4	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Issuer shall designate.

SECTION 9.5	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6	Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been satisfied or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Issuer in accordance with its terms.

ARTICLE X

SECURITY

SECTION 10.1	Security Documents; Additional Collateral.

(a) Security Documents. In order to secure the due and punctual payment of the Note Obligations and any Permitted Additional Pari Passu Obligations, in the case of the Issuer, the Guarantors, the Collateral Agent and the other parties thereto have simultaneously with the execution of this Indenture entered or, in accordance with the provisions of Section 4.20, Section 4.23 and this Article X and Sections 2.3, 2.4 and 5.2 of the Security Agreement will enter into the Security Documents.

(b) The Issuer shall, and shall cause each Restricted Subsidiary to, and each Restricted Subsidiary shall, do all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) and all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Issuer and its Restricted Subsidiaries) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected first priority security interest subject only to Permitted Collateral Liens.

(c) Additional Collateral. With respect to assets acquired after the Issue Date, the Issuer or applicable Guarantor will take the applicable actions required by the Security Agreement or the Special Pledge Agreement, as applicable.

SECTION 10.2	Recording, Registration and Opinions.

The Issuer and the Guarantors shall furnish to the Trustee at least thirty (30) days prior to the anniversary of the Issue Date in each year an Opinion of Counsel, dated as of such date, either (i) (x) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording, and re-filing of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Note Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken and such opinion may refer to prior Opinions of Counsel and contain customary assumptions, qualifications and exceptions and may rely on an Officers’ Certificate of the Issuer, and (y) to the effect that, in the opinion of such counsel, on the date of such Opinion of Counsel, all financing statements, financing statement amendments and continuation statements have been executed and filed that are necessary, as of such date or during the succeeding 12 months, fully to maintain the perfection of the security interests of the Collateral Agent securing the Note Obligations thereunder and under the Security Documents with respect to the Collateral and such Opinion of Counsel may contain customary assumptions, qualifications and exceptions and may rely on an Officers’ Certificate; provided that in the case of both (x) and (y) if there is a required filing of a financing statement, financing statement amendment, continuation statement or other instrument and such financing statement, financing statement amendment, continuation statement or other instrument has not been filed or is not effective at the time of the opinion, such opinion may so state and in that case the Issuer and the Guarantors shall cause the required financing statement, financing statement amendment, continuation statement or other instrument to be timely filed so as to maintain such Liens and security interests securing Note Obligations or (ii) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Liens or Security Interests.

SECTION 10.3	Releases of Collateral.

The Liens securing the Notes and the Guarantees will automatically and without the need for any further action by any Person be released:

(a) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(b) in whole upon:

(i) satisfaction and discharge of this Indenture under Section 8.8 hereof; or

(ii) a legal defeasance or covenant defeasance of this Indenture under Article VIII hereof;

(c) in part, as to any property that (i) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such transfer or disposition or (ii) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

(d) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each Holder of the Notes;

(e) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least 66 2/3% in aggregate principal amount at maturity of the Notes then outstanding; and

(f) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

SECTION 10.4	Form and Sufficiency of Release.

In the event that either Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Issuer or any Guarantor, and the Issuer or such Guarantor requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Guarantee and the Security Documents, upon receipt of an Officers’ Certificate and Opinion of Counsel to the effect that such release complies with Section 10.3 and specifying the provision in Section 10.3 pursuant to which such release is being made (upon which the Trustee may exclusively and conclusively rely), the Trustee shall execute, acknowledge and deliver to the Issuer or such Guarantor (or instruct the Collateral Agent to do the same) such an instrument in the form provided by the Issuer, and providing for release without recourse and shall take such other action as the Issuer or such Guarantor may reasonably request and as necessary to effect such release. Before executing, acknowledging or delivering any such instrument, the Trustee shall be furnished with an Officers’ Certificate and an Opinion of Counsel (on which the Trustee shall be entitled to conclusively and exclusively rely) each to the effect that such release is authorized and permitted by the terms hereof and the Security Documents and that all conditions precedent with respect to such release have been satisfied.

SECTION 10.5	Possession and Use of Collateral.

Subject to the provisions of the Security Documents, the Company and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than Trust Monies held by the Collateral Agent, other monies or U.S. government obligations deposited pursuant to Article VIII, and other than as set forth in the Security Documents and this Indenture), to operate, manage, develop, lease, use, consume and enjoy the Collateral (other than Trust Monies held by the Collateral Agent, other monies and U.S. government obligations deposited pursuant to Article VIII and other than as set forth in the Security Documents and this Indenture), to alter or repair any Collateral so long as such alterations and repairs do not impair the Lien of the Security Documents thereon, and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof.

SECTION 10.6	[Intentionally Omitted].

SECTION 10.7	[Intentionally Omitted].

SECTION 10.8	Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 10.4 have been satisfied.

SECTION 10.9	Authorization of Actions to Be Taken by the Collateral Agent Under the Security Documents.

The Holders of Notes agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each Holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Collateral Agent to enter into and perform the Security Documents in each of its capacities thereunder.

SECTION 10.10	Authorization of Receipt of Funds by the Trustee Under the Security Agreement.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee, and to apply such funds as provided in Section 6.10.

SECTION 10.11	Powers Exercisable by Receiver or Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Issuer or any Guarantor, as applicable, with respect to the release, sale or other disposition of such Property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article X.

ARTICLE XI

APPLICATION OF TRUST MONIES

SECTION 11.1	Collateral Account.

No later than 30 days following the earlier of (i) the first date on which the Company or any Guarantor receives any Net Loss Proceeds from an Event of Loss or Net Sale Proceeds from an Asset Sale of Collateral (other than, prior to the Discharge of ABL Obligations, ABL Priority Collateral) and (ii) the first date on which the Collateral Agent receives any other Trust Monies pursuant to clauses (ii) through (iv) of the definition of Trust Monies, there shall be established and, at all times thereafter until this Indenture shall have terminated, there shall be maintained with the Collateral Agent the Collateral Account. The Collateral Account shall be established and maintained by the Collateral Agent at the office of the Collateral Agent. For the avoidance of doubt, no other deposit account or securities account shall be, or shall be deemed to be, the Collateral Account and Trust Monies shall include only cash and cash equivalents required to be deposited into the Collateral Account pursuant to the terms of this Indenture. The Company shall cause all Trust Monies of the type specified in clause (i) of the preceding sentence to be deposited in the Collateral Account and any such Trust Monies, together with any Trust Monies received directly by the Collateral Agent as contemplated by clause (ii) of the preceding sentence, shall be held by and under the dominion and control of the Collateral Agent for its benefit and for the benefit of the Secured Parties (as defined in the Security Agreement) as a part of the Collateral until released in accordance with this Article XI.

SECTION 11.2	Withdrawal of Net Loss Proceeds in Connection with Reinvestments.

To the extent that any Trust Monies consist of Net Loss Proceeds, such Trust Monies may be withdrawn by the Issuer and shall be paid by the Collateral Agent (upon the direction of the Trustee) upon a written request by the Issuer delivered to the Trustee and the Collateral Agent to reimburse the Issuer or Guarantor for expenditures made, or to pay costs incurred, by the Issuer or such Guarantor in connection with a reinvestment complying with Section 4.16, upon receipt by the Trustee and the Collateral Agent of the following:

(a) An Officers’ Certificate, dated not more then 30 days prior to the date of the application for the withdrawal and payment of such Trust Monies to the effect that:

(i) such Net Loss Proceeds have been (or will be within three (3) Business Days of the requested date of release) reinvested in a Subject Property in compliance with the requirements of Section 4.16 (which Officer’s Certificate shall contain a brief description of the amount and manner of reinvestment of such Net Loss Proceeds);

(ii) the Issuer has taken (or will take not later than ten (10) Business Days following the application of such Net Loss Proceeds) all steps required by the Security Documents in order to grant and/or perfect the security interest of the Collateral Agent in the assets in which such Net Loss Proceeds have been reinvested (which Officer’s Certificate shall attach copies of (or forms of) any additional Security Documents or amendments thereto or filings thereunder required to comply with the Security Documents and Section 4.16); and

(iii) no Default or Event of Default shall have occurred and be continuing.

(b) An Opinion of Counsel to the effect that:

(i) the instruments that have been or are therewith delivered to the Collateral Agent comply as to form to the requirements of this Indenture and the other Security Documents, and that, upon the basis thereof and the accompanying documents specified in this Section 11.2 and assuming the correctness and accuracy of such documents, all conditions precedent herein provided for such withdrawal and payment have been satisfied, and such withdrawal and payment is permitted under this Section 11.2; and

(ii) the relevant Security Documents create (or upon the execution, filing and/or delivery, as applicable of any documents contemplated by clause (a), will create) a valid, binding and enforceable Lien on and security interest in such repairs, rebuildings and replacements in favor of the Collateral Agent for the benefit of the Holders.

Upon compliance with the foregoing provisions of this Section 11.2, the Collateral Agent shall, upon receipt of a written request by the Issuer (which may be contained in the Officers’ Certificate), pay an amount of Net Loss Proceeds constituting Trust Monies equal to the amount of the expenditures or costs stated in the Officers’ Certificate required by clause (a) of this Section 11.2 as directed by the Issuer.

SECTION 11.3	Withdrawal of Net Cash Proceeds in Connection with Reinvestments.

To the extent that any Trust Monies consist of Net Cash Proceeds of an Asset Sale, such Trust Monies may be withdrawn by the Issuer and shall be paid by the Collateral Agent (upon the direction of the Trustee) upon a written request by the Issuer delivered to the Trustee and the Collateral Agent to reimburse the Issuer or Guarantor for expenditures made, or to pay costs to be incurred, by the Issuer or such Guarantor in connection with a reinvestment of such Net Cash Proceeds complying with Section 4.10, upon receipt by the Trustee and the Collateral Agent of the following:

(a) An Officers’ Certificate, dated not more then 30 days prior to the date of the application for the withdrawal and payment of such Trust Monies to the effect that:

(i) such Net Cash Proceeds that have been (or will be within three (3) Business Days of the requested date of release) reinvested in compliance with the requirements of Section 4.10 (which Officer’s Certificate shall contain a brief description of the amount and the manner of reinvestment of such Net Cash Proceeds);

(ii) the Issuer has taken (or will take not later than ten (10) Business Days following the application of such Net Cash Proceeds) all steps required by the Security Documents in order to grant and/or perfect the security interest of the Collateral Agent in the assets in which such Net Cash Proceeds have been reinvested (which Officer’s Certificate shall attach copies of (or forms of) any additional Security Documents or amendments thereto or filings thereunder required to comply with the Security Documents and Section 4.10); and

(iii) no Default or Event of Default shall have occurred and be continuing.

(b) An Opinion of Counsel to the effect that:

(i) the instruments that have been or are therewith delivered to the Collateral Agent comply as to form to the requirements of this Indenture and the other Security Documents, and that, upon the basis thereof and the accompanying documents specified in this Section 11.3 and assuming the correctness and accuracy of such documents, all conditions precedent herein provided for such withdrawal and payment have been satisfied, and such withdrawal and payment is permitted under this Section 11.3; and

(ii) the relevant Security Documents create (or upon the execution, filing and/or delivery, as applicable of any documents contemplated by clause (a), will create) a valid, binding and enforceable Lien on and security interest in such assets in favor of the Collateral Agent for the benefit of the Holders.

Upon compliance with the foregoing provisions of this Section 11.3, the Collateral Agent shall, upon receipt of a written request by the Issuer (which may be contained in the Officers’ Certificate), pay an amount of Net Cash Proceeds constituting Trust Monies equal to the amount of the expenditures or costs related to such assets as stated in the Officers’ Certificate required by clause (a) of this Section 11.3 as directed by the Issuer.

SECTION 11.4	Withdrawal of Net Cash Proceeds to Fund an Asset Sale Offer or Net Loss Proceeds to Fund an Event of Loss Offer or Release Following an Asset Sale Offer or Event of Loss Offer.

To the extent that any Trust Monies consist of Net Cash Proceeds received by the Collateral Agent pursuant to the provisions of Section 4.10 hereof or Net Loss Proceeds received by the Collateral Agent pursuant to the provisions of Section 4.16 hereof and an Asset Sale Offer or Event of Loss Offer, as applicable, has been made in accordance therewith, such Trust Monies may be withdrawn by the Issuer and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 4.10 or 4.16 upon written notice by the Issuer to the Trustee and upon receipt by the Trustee and the Collateral Agent of the following:

An Officers’ Certificate, dated not more than three (3) days prior to the Purchase Date, setting forth the amount of Excess Cash Proceeds, as applicable, subject to the Asset Sale Offer or Event of Loss Offer and the Purchase Date, and to the effect that:

(i) no Default or Event of Default shall have occurred and be continuing;

(ii) (x) such Trust Monies constitute Net Cash Proceeds or Net Loss Proceeds, as applicable and (y) pursuant to and in accordance with Section 4.10 or 4.16, the Issuer has made an Asset Sale Offer or Event of Loss Offer; and

(iii) all conditions precedent and covenants herein provided for such application of Trust Monies have been satisfied.

Upon compliance with the foregoing provisions of this Section 11.4, the Collateral Agent shall apply the Trust Monies as directed and specified by the Issuer, subject to Section 4.10 and Section 4.16 (including to return to the Issuer any such amount of Excess Cash Proceeds or Event of Loss Proceeds that are subject to the applicable Offer to Purchase and which are not required to be applied to the purchase of Notes and Additional Pari Passu Obligations pursuant to Section 4.10 or 4.16, as applicable).

SECTION 11.5	Investment of Trust Monies.

So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by (or held in account subject to the sole control of) the Collateral Agent shall from time to time be invested or reinvested by the Collateral Agent in any Eligible Cash Equivalents pursuant to a written request by the Issuer in the form of an Officers’ Certificate, which shall specify the Eligible Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Eligible Cash Equivalents; and the Collateral Agent shall sell any such Eligible Cash Equivalent only upon receipt of such a written request by the Issuer specifying the particular Eligible Cash Equivalent to be sold. So long as no Default or Event of Default occurs and is continuing, any interest or dividends accrued, earned or paid on such Eligible Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Collateral Agent shall be forthwith paid to the Issuer. Such Eligible Cash Equivalents shall be held by the Collateral Agent as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Eligible Cash Equivalents.

The Trustee and Collateral Agent shall not be liable or responsible for any loss resulting from such investments or sales except only for its own negligent action, its own negligent failure to act or its own willful misconduct in complying with this Section 11.5.

SECTION 11.6	Application of other Trust Monies.

Except as provided in the documentation for any Additional Pari Passu Obligations, the Collateral Agent shall return all Trust Monies to the Company upon any legal defeasance, covenant defeasance or Discharge under Article VIII. The Collateral Agent shall have all rights and remedies with respect to the Collateral Account and any Trust Monies as provided in the Security Documents.

ARTICLE XII

NOTE GUARANTEES

SECTION 12.1	Note Guarantees.

(a) Each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any

Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

SECTION 12.2	Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 12.1, each Guarantor agrees that a notation of such Note Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. In case the Officer, board member or director of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such Officer, board member or director before the Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member or director.

Each Guarantor agrees that its Note Guarantee set forth in Section 12.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

SECTION 12.3	Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.4	Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or fraudulent conveyance for purposes of the Bankruptcy Law. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the Obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee, result in the Obligations of such Guarantor under its Note Guarantee becoming voidable under applicable Bankruptcy Law relating to fraudulent transfer or fraudulent conveyance.

SECTION 12.5	Guarantors May Consolidate, Etc., on Certain Terms.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) immediately after giving effect to such transactions, no Default or Event of Default exists;

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”) assumes all the obligations of that Guarantor under this Indenture pursuant to a supplemental indenture satisfactory to the Trustee; or

(B) the Net Cash Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10 hereof; and

(3) in the case of any transaction pursuant to subclause (2)(A) above,

(A) such Guarantor or the Successor Guarantor, as applicable, causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Successor Guarantor;

(B) the Collateral owned by or transferred to such Guarantor or the Successor Guarantor, as applicable, shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens; and

(C) the property and assets of the Person which is merged or consolidated with or into such Guarantor or the Successor Guarantor, as applicable, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and such Guarantor or the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture; and

(4) the Company delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel (upon which the Trustee shall be entitled to conclusively and exclusively rely), each stating that such sale, other disposition, consolidation or merger complies with the requirements of this Indenture.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles IV and V hereof, and notwithstanding clauses (1) and (2) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 12.6	[Internationally Omitted].

SECTION 12.7	Release of a Guarantor.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(a) in the event of a sale or other transfer of Equity Interests in such Guarantor in compliance with Section 4.10 following which such Guarantor ceases to be a Subsidiary;

(b) upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with Section 4.21; or

(c) in connection with a Discharge, legal defeasance or covenant defeasance in compliance with Article VIII.

Any Guarantor not so released shall remain liable for the full amount of principal and interest on the Notes as provided in its Note Guarantee.

SECTION 12.8	Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 12.9	Future Guarantors.

Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.20 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate (upon which the Trustee shall be entitled to conclusively and exclusively rely) to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1	TIA § 318(c).

After the qualification, if any, of this Indenture under the TIA, if any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 13.2	Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested) or sent by electronic transmission (including facsimile transmission or e-mail) or overnight air courier guaranteeing next day delivery, to the others address:

If to the Issuer or any Guarantor:

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile: (615) 986-5880

Attention: Mark Tobin, Treasurer

With a copy to:

Jones Day

2727 N. Harwood Street

Dallas, Texas 75201

Facsimile: (214) 969-5100

Attention: Mark E. Betzen

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

2 North La Salle Street

Suite 1020

Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Administration

The Issuer, the Guarantors and the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if delivered by electronic transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery. All notices and communications to the Trustee shall only be deemed to have been duly given upon receipt by a Responsible Officer of the Trustee.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.3	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture, the Security Documents or the Notes. The Issuer, the Guarantor, the Trustee, the Registrar and any other Person, as applicable, shall have the protection of TIA § 312(c).

SECTION 13.4	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Issuer shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 13.5 hereof) to the effect that, in the opinion of the signer or signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.5 hereof) to the effect that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.5	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.6	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.7	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company or any such Subsidiary under the Notes, any Note Guarantee or this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

SECTION 13.8	Governing Law.

THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY. The parties to this Indenture each hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.9	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10	Successors.

All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 13.11	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.13	Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14	Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one (1) or more instruments (including instruments in electronic, digital or other machine-readable form) of substantially similar tenor signed (including signatures in electronic, digital or other machine-readable form) by such Holders in person or by agent duly appointed in writing (including signatures in electronic, digital or other machine-readable form); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such request, demand, authorization, direction, notice, consent or waiver by the Holders on such record date shall be deemed effective unless it shall become effective (pursuant to the provisions of this Indenture, to the extent applicable) not later than six (6) months after the record date.

SECTION 13.15	Security Documents.

The Trustee, the Collateral Agent and the Holders are bound by the terms of the Security Documents (including, without limitation, the Intercreditor Agreement).

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	Executive Vice President, Administration, and Chief Financial Officer

GREENSTONE INDUSTRIES, INC.

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	Vice President and Chief Financial Officer

KETCHIKAN PULP COMPANY

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	Vice President and Chief Financial Officer

LOUISIANA-PACIFIC INTERNATIONAL, INC.

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	Vice President

LPS CORPORATION

By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ Sharon McGrath
Name:	Sharon McGrath
Title:	Vice President

EXHIBIT A

FORM OF 13% SENIOR SECURED NOTE

(Face of 13% Senior Secured Note)

13% Senior Secured Notes due 2017

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) TO A PERSON WHO IS NOT, AND FOR A PERIOD OF AT LEAST THREE MONTHS IMMEDIATELY PRIOR TO SUCH TRANSFER HAS NOT BEEN, ONE OF THE COMPANY’S “AFFILIATES” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) NOR ACTING ON THE COMPANY’S BEHALF AND (a) IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (ii) TO THE COMPANY, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

[OID Legend]

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. THE ISSUE DATE IS MARCH 10, 2009, INFORMATION REGARDING THE ISSUE PRICE, THE YIELD TO MATURITY AND THE AMOUNT OF ORIGINAL ISSUE DISCOUNT UNDER THIS NOTE CAN BE PROMPTLY OBTAINED BY SENDING A WRITTEN REQUEST TO THE TREASURER OF THE ISSUER AT 414 UNION STREET, NASHVILLE, TENNESSEE 37219.

[Unit Legend]

THE SECURITY EVIDENCED HEREBY WAS INITIALLY ISSUED AS PART OF AN ISSUANCE OF UNITS, EACH OF WHICH CONSISTS OF $1,000 PRINCIPAL AMOUNT AT MATURITY OF THE 13% SENIOR SECURED NOTES DUE 2017 OF LOUISIANA-PACIFIC CORPORATION, (THE “NOTES”) AND ONE WARRANT (EACH, A “WARRANT” AND COLLECTIVELY, THE “WARRANTS”), EACH WARRANT INITIALLY ENTITLING THE HOLDER THEREOF TO PURCHASE 49.0559 SHARES OF COMMON STOCK, $1.00 PAR VALUE, OF LOUISIANA-PACIFIC CORPORATION (THE “COMMON STOCK”). PRIOR TO THE SEPARATION DATE, THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR EXCHANGED SEPARATELY FROM, AND MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER WITH, THE WARRANTS.

LOUISIANA-PACIFIC CORPORATION

13% SENIOR SECURED NOTE DUE 2017

No. [ ]	[INITIAL] NOTES CUSIP:
[ ]
[INITIAL] NOTES ISIN:
[ ]

Louisiana-Pacific Corporation promises to pay to Cede & Co. or registered assigns, the principal sum of [                                        ] DOLLARS ($[            ]) on March 15, 2017.

Interest Payment Dates: March 15 and September 15, beginning [            ]

Record Dates: March 1 and September 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under this Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

LOUISIANA-PACIFIC CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one (1) of the 13% Senior Secured Notes referred to in the within-mentioned Indenture:
Dated: [ ]
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely as Trustee

By:
Authorized Signatory

(Reverse of 13% Senior Secured Note)

13% Senior Secured Notes due 2017

LOUISIANA-PACIFIC CORPORATION

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest.

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), promises to pay interest on the principal amount of this Note (the “Notes”) at the rate of 13% per annum. LP will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on March 15 and September 15, commencing on [            ] or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [            ]; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after [            ]), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. LP shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve (12) 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2) Method of Payment. LP will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as otherwise provided in the Indenture (as defined below) including Section 4.1(b) of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of LP maintained for such purpose within or without the City and State of New York, or, at the option of LP, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. LP may change any Paying Agent or Registrar without notice to any Holder. LP or any of its Restricted Subsidiaries may act in any such capacity.

(4) Indenture. LP issued this Note under an Indenture, dated as of March 10, 2009 (the “Indenture”), among LP, the Guarantors and the Trustee. The terms of this Note include those stated in the Indenture. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Notes issued on the Issue Date are senior Obligations of LP limited to $375,000,000 in aggregate principal amount. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed on a senior basis by the Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to March 15, 2013, at the option of LP upon not less than 30 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the Accreted Value of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Prior to March 15, 2012, LP may, with the net proceeds of one (1) or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount at maturity of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 113% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the principal amount at maturity of Notes issued under the Indenture (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held LP or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(c) In addition, the Notes are subject to redemption, at the option of LP, in whole or in part, at any time on or after March 15, 2013, upon not less than 30 nor more than 60 days’ prior notice at the Redemption Prices (expressed as percentages of the Accreted Value of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on March 15 of the years indicated:

Year	Redemption Price
2013	106.50%
2014	103.25%
2015 and thereafter	100.00%

(d) If less than all of the Notes are to be redeemed at any time pursuant to this Section (5), the Trustee shall select the Notes, or portions thereof, to be redeemed among the Holders by lot, on a pro rata basis, or by such other method as the Trustee shall deem fair and appropriate (subject to DTC’s procedures, as applicable); provided that no Notes of $2,000 principal amount at maturity or less shall be redeemed in part. The Trustee may select for redemption portions (equal to $1,000 principal amount at maturity or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000 principal amount at maturity.

(e) If any Note is redeemed in part only, a new Note in Accreted Value and principal amount at maturity equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

(f) LP may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

(6) Mandatory Redemption.

On September 15, 2014, if any Notes are outstanding, LP will be required to redeem an equal portion of each Note (at a redemption price of 100% of the Accreted Value of the portion so redeemed) to the extent required to prevent any Note from being treated as an “applicable high yield discount obligation” within the meaning of

Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (such redemption, the “Special Redemption”); provided that if the foregoing would result in any Note being outstanding in a principal amount at maturity that is less than $2,000 or an integral multiple of $1,000 in excess thereof LP shall redeem an additional portion of such Note such that all outstanding Notes are in a principal amount at maturity of at least $2,000 or in integral multiples of $1,000 in excess thereof. If any Note is redeemed in part only, a new Note in Accreted Value and principal amount at maturity equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

(7) Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed.

(8) Repurchase at Option of Holder.

(a) Upon the occurrence of certain events, LP may be required to commence an Offer to Purchase pursuant to an Asset Sale Offer, Event of Loss Offer or a Change of Control Offer.

(b) Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale Offer, Event of Loss Offer or a Change of Control Offer from LP prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 principal amount at maturity and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and LP may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. LP need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, LP shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section (5) hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver.

Notwithstanding the next paragraph hereof, without the consent of any Holders, LP, the Guarantors and the Trustee or the Collateral Agent, as applicable, at any time and from time to time, may enter into one (1) or more indentures supplemental to the Indenture or amendments to the Notes, the Note Guarantees and/or the Security Documents for any of the following purposes:

(a) to evidence the succession of another Person to LP or any Guarantor and the assumption by any such successor of the covenants of LP or such Guarantor in the Indenture, the Notes, the Note Guarantees or the Security Documents;

(b) to add to the covenants of LP or any such Guarantor for the benefit of the Holders, or to surrender any right or power conferred under the Indenture upon LP or any such Guarantor;

(c) to add additional Events of Default;

(d) to provide for uncertificated Notes in addition to or in place of the Certificated Notes;

(e) to evidence and provide for the acceptance of the appointment under the Indenture or the Security Documents of a successor Trustee or Collateral Agent;

(f) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(g) to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(h) to cure any ambiguity, defect, omission, mistake or inconsistency;

(i) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of LP;

(j) to conform the text of the Indenture, the Security Documents or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(k) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(l) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or

(m) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, LP, the Guarantors and the Trustee or the Collateral Agent, as applicable, may enter into an indenture or indentures supplemental to the Indenture or amend the Notes, the Note Guarantees and/or the Security Documents (subject to procuring any other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under any of the foregoing, including the definitions therein; provided, however, that no such supplemental indenture or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

(a) change the Stated Maturity of any Note or of any installment of principal or interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest or accretion thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(b) reduce the percentage in aggregate principal amount at maturity of the outstanding Notes, the consent of the Holders of which is required to consent to such supplemental indenture or amendment, or the consent of the Holders of which is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(c) modify the obligations of LP to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales or Excess Loss Proceeds from an Event of Loss after the occurrence of such Change of Control, Asset Sale or Event of Loss, as applicable,

(d) subordinate, in right of payment, the Notes to any other Debt of LP,

(e) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby,

(f) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture), or

(g) release all or substantially all of the Collateral other than in accordance with Article X of the Indenture.

In addition, any amendment to, or waiver or other modification of, the provisions of the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66 2/3 % in aggregate principal amount at maturity of the Notes then outstanding.

The Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may on behalf of the Holders of all the Notes waive compliance with any provision of, or any past default under the Indenture, and its consequences, except:

(a) in respect of any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by LP), or

(b) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(12) Defaults and Remedies. Events of Default include:

(a) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption, mandatory redemption or otherwise);

(b) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(c) failure to perform or comply with the provisions described under Section 5.1 of the Indenture;

(d) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall be held in a judicial proceeding to be unenforceable or invalid, or it shall be asserted by any Guarantor or LP, for a period of 30 days, not to be in full force and effect and enforceable in accordance with its terms (except as specifically provided in the Indenture);

(e) default in the performance, or breach, of (i) any covenant or agreement of LP or any Guarantor in the Indenture (other than (x) a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (a), (b) (c) or (d) above or (y) a covenant contained in Section 4.3 of the Indenture), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to LP by the Trustee or to LP and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes or (ii) the covenant contained in Section 4.3 of the Indenture and continuance of such default or breach for a period of 120 days after written notice thereof has been given to LP by the Trustee or to LP and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes;

(f) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by LP or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $25.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(g) the entry against LP or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded and unsatisfied for a period of 60 consecutive days;

(h) (i) LP or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) pursuant to any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case; or

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(ii) makes a general assignment for the benefit of its creditors;

(iii) admits, in writing, its inability generally to pay its debts as they become due; or

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against LP or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in an involuntary case;

(B) appoints a Custodian of LP or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property of LP or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary); or

(C) orders the liquidation of LP or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by LP or any Subsidiary in the performance of the Security Documents which adversely affects in any material respect the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, the repudiation or disaffirmation by LP or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against LP or any Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents) or otherwise cured within 60 days after LP receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount at maturity of the Notes and demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (h) above with respect to LP) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Accreted Value of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to LP (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may rescind and annul such acceleration if (i) all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture and (ii) such rescission or annulment would not conflict with any decree of judgment of a court of competent jurisdiction.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (f) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by LP or a Restricted Subsidiary of LP or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (h) above occurs with respect to LP, the Accreted Value of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(13) Trustee Dealings with LP. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for LP, the Guarantors or their respective Affiliates, and may otherwise deal with LP, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(14) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of LP, the Guarantors or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of LP or any Subsidiary of LP under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(15) Authentication. This Note shall not be valid until authenticated by the signature of the Trustee or an authenticating agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

LP shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile: (615) 986-5880

Attention: Mark Tobin, Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of LP. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by LP pursuant to Section 4.10 (Asset Sales), 4.14 (Change of Control) or 4.16 (Event of Loss) of the Indenture, as applicable, check the box below:

[    ] Section 4.10        [    ] Section 4.14        [    ] Section  4.16

If you want to elect to have only part of the Note purchased by LP pursuant to Section 4.10, 4.14 or 4.16 of the Indenture, as applicable, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OR REGISTRATION

OF TRANSFER RESTRICTED NOTES

BY A PERSON OTHER THAN THE ISSUER

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile: (615) 986-5880

Attention: Mark Tobin, Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

2 North La Salle Street

Suite 1020

Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Administration

Re:	Louisiana-Pacific Corporation
13% Senior Secured Note due 2017
CUSIP #

Reference is hereby made to that certain Indenture dated March 10, 2009 (the “Indenture”) among Louisiana-Pacific Corporation (“LP”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $                     principal amount of Notes held in (check applicable space)          book-entry or          definitive form by the undersigned.

The undersigned                      (transferor) (check one (1) box below):

☐    hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture; or

☐    hereby requests the Trustee to exchange or register the transfer of a Note or Notes to                      (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(b) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE (1) BOX BELOW:

(1)    ☐    to LP or any of its subsidiaries; or

(2)    ☐    inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)    ☐    outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one (1) of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding LP as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:

NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF 13% SENIOR SECURED NOTES

The following exchanges of a part of this Global Note for other 13% Senior Secured Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or 13% Senior Secured Note Custodian

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of March 10, 2009, by and among Louisiana-Pacific Corporation (“LP”), the Guarantors party thereto and the Trustee (as amended and supplemented from time to time, the “Indenture”)) has guaranteed the Notes and the obligations of LP under the Indenture, and has guaranteed to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder that (i) the principal of and premium, if any, and interest on the Notes of LP shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms of the Notes and of Article XII of the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article XII of the Indenture and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.

No director, officer, employee, stockholder, general or limited partner or incorporator, as such, past, present or future of the Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of LP’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Note Guarantee of payment and not of collectability.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the signature of one (1) of its authorized officers. The Obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable Bankruptcy Law.

This Note Guarantee is made under the Indenture. The terms of this Note Guarantee include those stated in the Indenture. To the extent the provisions of this Note Guarantee are inconsistent with the provisions of the Indenture, the Indenture shall govern. This Note Guarantee is subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.

B-1

THE TERMS OF ARTICLE XII OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of

[NAME OF GUARANTOR]

By:
Name:
Title:

B-2

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile: (615) 986-5880

Attention: Mark Tobin, Treasurer

The Bank of New York Mellon Trust Company, N.A.

2 North La Salle Street

Suite 1020

Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Administration

Re:	Louisiana-Pacific Corporation (“LP”) 13% Senior Secured Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                     aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one (1) or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

The addressees of this letter are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S]

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, Tennessee 37219

Facsimile: (615) 986-5880

Attention: Mark Tobin, Treasurer

The Bank of New York Mellon Trust Company, N.A.

2 North La Salle Street

Suite 1020

Chicago, Illinois 60602

Facsimile: (312) 827-8542

Attention: Corporate Trust Administration

Re:	Louisiana-Pacific Corporation (“LP”) 13% Senior Secured Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                     aggregate principal amount at maturity of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

D-1

The addressees of this letter are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

D-2